Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-216705) under the Securities Act of 1933 of Interparfums, Inc. and subsidiaries of our report dated March 11, 2025 on the consolidated balance sheets of Interparfums, Inc. and subsidiaries as of December 31, 2024, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows and the schedule listed in the Index in Item 15(a)(2) for the year ended December 31, 2024 and on the effectiveness of the Interparfums, Inc. maintenance of internal controls over financial reporting as of December 31, 2024. This report appears in the December 31, 2024 Annual Report on Form 10-K of Interparfums, Inc.

/s/ Forvis Mazars, LLP
Forvis Mazars, LLP

New York, New York

March 11, 2025